EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into and effective as of the 23rd day of August, 1999, (the "Effective Date") by and between Fair, Isaac and Company, Inc., a Delaware Corporation, having its principal office at 120 North Redwood Drive, San Rafael, California 94903 (the "Company") and Thomas
G. Grudnowski ("Employee").


                                    RECITALS

1. The Company provides customer and operational data management and modeling, information analysis, strategy design and software to a variety of industries, worldwide.

2. The Company desires to employ Employee and Employee desires to become employed by the Company, pursuant to the terms and conditions of this Agreement.


Section 1.0 EMPLOYMENT, DUTIES AND TERM

1.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Employee and Employee accepts such employment as Chief Executive Officer of the Company.

1.2 Election to Board of Directors. Upon the Effective Date of this Agreement, the Company's Board of Directors shall elect Employee to fill a position as a member of the Company's Board of Directors as of December 2, 1999. Thereafter, it is understood and agreed by the Company and Employee that the Board of Directors of the Company shall thereafter, so long as Employee is the Chief Executive Office of the Company, nominate the Employee for election to a position on the Board of Directors of the Company.

1.3 Duties. During the term of this Agreement, and excluding any periods of vacation, sick leave, disability leave, or other leave to which Employee is entitled, the Employee shall have reporting responsibilities to the Board of Directors of the Company and shall have such duties as are assigned by the Board of Directors of the Company and agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to such extent necessary, to discharge the responsibilities assigned to the Employee hereunder as Chief Executive Officer of the Company.

1.4 Employment Relationship. Company and Employee agree that they have an "at will" employment relationship, which means that either Party has the right to terminate the employment relationship at any time and for any reason subject to
Section 1.6 and Section 3.0 of this Agreement.

1.5 Commencement of Employment. Employee shall make himself available to the Company for the purposes of familiarization and orientation commencing no later than October 8, 1999, and the term of employment shall commence on December 2, 1999, with compensation

                                                                   EXHIBIT 10.42

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and benefits  payable to Employee as set forth in this  Agreement  due and owing effective December 2, 1999, and thereafter.

1.6 Term of Agreement. This Agreement shall remain in force from the Effective Date through December 1, 2003.


Section 2.0 COMPENSATION, BENEFITS AND EXPENSES

2.1 Compensation For December 2, 1999 to September 30, 2000. It is understood and agreed by the Company and Employee that for the period December 2, 1999 to, and including, September 30, 2000, ("First Year Employment"), that the Company shall pay Employee a first year employment salary ("First Year Employment Salary") of Six Hundred Sixty-six Thousand Six Hundred Sixty-six Dollars ($666,666.00), i.e. at the rate of Eight Hundred Thousand Dollars ($800,000.00) per annum, which shall be payable in accordance with the Company's regular payroll practices; but in any event, the Company shall pay the First Year Employment Salary in at least ten (10) equal monthly installments.

2.2 One Time First Year Bonus. Company agrees to pay to Employee, in addition to the compensation set forth at Section 2.1, a one time first year employment bonus ("First Year Employment Bonus") in the amount of One Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($133,333.00) payable in full to Employee on December 2, 1999.

2.3 Base Salary-October 1, 2000. Subject to Section 3.0 of this Agreement, commencing October 1, 2000 and thereafter during the term of Employee's employment under this Agreement and for as long thereafter as required pursuant to Section 3.0 of this Agreement, the Company shall pay Employee a base salary ("Base Salary") at an annual rate of Four Hundred Thousand Dollars ($400,000.00) which Base Salary shall be paid in accordance with the Company's regular payroll practices, but in any event Company shall pay to Employee, Employee's Base Salary in at least twelve (12) equal monthly installments. If Employee's Base Salary is increased from time to time during the term of Employee's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term of the Employee's employment under this Agreement, and for as long thereafter as required pursuant to Section 3.0 subject to any subsequent increases.

2.4 Incentive Awards. Commencing on October 1, 2000, and thereafter during the term of Employee's employment under this Agreement, in addition to the Base Salary payable pursuant to Section 2.1, Employee shall be eligible to receive an annual bonus ("Incentive Award") with a target amount of Four Hundred Thousand Dollars ($400,000.00) to be paid if Employee's achievements are "at plan." The actual amount of such Incentive Award for each fiscal year may range from $0 to $800,000, based on the achievement of certain strategic, business and financial objectives that the Employee and the Company's Board of Directors will mutually determine in good faith not later than ninety (90) days after the beginning of each fiscal year of the Company.

Such Incentive Award shall be due and payable to Employee, in full, no later than November 15th of each year of the term of Employee's employment and so long as Employee is eligible for the Incentive Award and subject to Section 3.0 of this Agreement.

2.5 Other Benefits. Health, Disability, and Group Term Life Insurance equal to two (2) times Employee's annual Base Salary, up to a maximum coverage of Five Hundred Thousand Dollars ($500,000.00), shall be provided by the Company to the Employee and as provided generally to other employees of the Company, and Employee shall be entitled to purchase participation in any other employee benefit plan which exists as of December 2, 1999, or which may be established in the future by the Company for its employees. In addition to the foregoing, Employee shall be entitled to and the Company shall provide to Employee Director's and Officer's ("D and O") indemnification insurance.

2.6 Business Expenses. The Company shall reimburse the Employee for any and all ordinary, necessary and reasonable business expenses that Employee incurs in connection with the performance of Employee's duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Employee provides the Company with documentation for such expenses in a form acceptable to the Company.

2.7 Vacation. For each fiscal year during the term of the Employee's employment under this Agreement, Employee shall be entitled to four (4) weeks of paid vacation.

2.8      Stock Options and Restricted Stock.

         2.8.1 Grant of Options. The Company shall grant to Employee options ("Options") to acquire Four Hundred Twenty Thousand (420,000) shares of the Company's Common Stock pursuant to the Stock Option Agreement to be entered into between Employee and Company simultaneously with the execution of this Agreement.

         2.8.2 Vesting and Term of Options. When Employee completes one (1) continuous year of employment with the Company after the date of which the Options are granted, Employee may exercise the Option for One Hundred Five Thousand (105,000) shares of the Company's Common Stock. Thereafter, Options for Eight Thousand Seven Hundred Fifty (8,750) shares of the Company's Common Stock shall vest on the last day of each calendar month during the term for which Employee is employed with the Company. (All vesting dates hereinafter collectively "Vesting Date"). All of the Options herein are subject to Section 3.0. All such options shall expire ten (10) years after the Effective Date of this Agreement (the "Expiration Date").

         2.8.3 Exercise Price. The Exercise Price ("Exercise Price") for all Options shall be equal to the closing price of the Company's Common Stock as quoted by the New York Stock Exchange on the Effective Date of this Agreement.

         2.8.4 Restricted Stock. The Company hereby grants to employee Ten Thousand (10,000) shares of restricted stock (the "Restricted Stock") which shall vest on January 1, 2000, provided Employee is employed by the Company on such date.

                  By law, the Employee must pay the par value of the stock ($.01 per share) in order to receive such Restricted Stock.

         2.8.5 Vesting: Change of Control and Termination. The foregoing Vesting Dates notwithstanding Employee's Restricted Stock and Options shall vest and be fully exercisable on the following dates:

                  a. Termination "Without Cause." In the event of termination by the Company of Employee's employment prior to the termination of this Agreement "without cause" (other than by death or disability), those shares of Restricted Stock and Options vesting within twelve (12) months of the date of such termination shall immediately vest, such Options shall become exercisable in full, and Employee shall be required to exercise the Options within ninety (90) days after the effective date of the termination.

                  b. Termination Due to Disability or Death. In the event of Employee's termination due to death or disability while an employee or director of the Company, all of Employee's Restricted Stock and Options shall immediately vest, and such Options shall become exercisable in full, and the Options shall be exercised within twelve (12) months after the event of death or disability.

                  c.       Change  in  Control.  In the  event  the  Company  is
                           subject  to a "Change  in  Control"  (as  defined  in
                           Section 3.3 below) during the term of this Agreement and while Employee is an employee or director of the Company, Employee's entire Restricted Stock and Options shall immediately vest, and such Options shall become fully exercisable up to the Expiration Date of the Options.


Section 3.0 PAYMENTS UPON TERMINATION

3.1 Severance. If the Company terminates Employee's "at will" employment "without cause," Employee shall be paid (i) a sum equal to two (2) times Employee's then Base Salary or if termination occurs during the Employee's first year of employment, Employee shall be paid the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00), either sum payable in one lump sum no later than ninety (90) days after termination; (ii) Employee's accrued but unpaid time-off (including but not limited to vacation for the year in which such termination occurs, prorated to the date of such termination; (iii) any unpaid business expense reimbursements; (iv) a sum equal to two (2) times Employee's Incentive Award granted by the Company for the period immediately preceding the date of termination, (v) Employee's other accrued benefits, if any, under any of the Company's other employee benefit plans subject to the terms and conditions of those plans, and (vi) Employee shall be entitled to the Restricted Stock and to exercise the Options at the times and pursuant to Section 2.8.5(a).

3.2 With/Without Cause. For the purposes of this Agreement, "without cause" shall be any reason other than "cause" and "cause" for the purposes of this Agreement shall mean: (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company; (ii) Employee's material breach of any of Employee's obligations under this Agreement or Employee's repeated failure or refusal to perform or observe Employee's duties, responsibilities and obligations as an Employee of the Company for reasons other than disability or incapacity; (iii) the existence of any Court Order or settlement agreement prohibiting Employee's continued employment with the Company; (iv) if Employee has signed and/or entered into a written or oral non-competition agreement, confidentiality agreement, proprietorial information agreement, trade secret agreement or any other agreement which would prevent Employee from working for the Company and/or from performing Employee's duties at the Company; or (v) the willful engaging by Employee in illegal conduct that is materially and demonstrably injurious to the Company. For the purposes of this Section 3.2(v), no act or failure to act on Employee's part shall be considered "dishonest," "willful" or "deliberate" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in, or not opposed, to the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

3.3 Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the occurrence of both (A): (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (B): (i) a material adverse change in the Employee's position with the Company which materially reduces his responsibility, without "cause" and without his written consent; (ii) a material reduction in the Employee's compensation without his written consent; or (iii) a relocation of Employee's place of employment outside of the seven (7) San Francisco Bay Area counties, without his written consent.


Section 4.0 CONFIDENTIAL INFORMATION

4.1 Confidential Information Obtained During Employment. As an employee of the Company, Employee will have access to certain confidential information of the Company and its clients; and, Employee may, during the course of his employment, develop certain information or inventions that will be the property of the Company. In order to protect the interest of the Company, Employee shall, contemporaneously with the execution of this Agreement, execute the Company's Standard Employee confidentiality and Inventions Agreement.

4.2  Information  Obtained from Prior  Employment.  In addition to the foregoing
Section 4.1, Employee shall not provide to the company nor use confidential or proprietary information of any former employer or clients in violation of any obligation Employee may have to such former employer or clients.


Section 5.0 RELOCATION BENEFITS

         In addition to all other compensation specified herein, the Company agrees that upon the execution of this Agreement and thereafter it will reimburse the Employee for all reasonable costs of relocating Employee's family and household to the San Francisco, California, Bay Area from Deephaven, Minnesota. The relocation benefits shall include the costs of moving household goods and personal and recreational vehicles. It shall also include travel expenses, to include food and lodging, for up to five (5) round trips by Employee and Employee's spouse to San Francisco, California, Bay Area from Minnesota prior to actual relocation; and real estate commissions and other out-of-pocket costs of selling Employee's current residence, together with temporary living expenses up to six (6) months in the event Employee reports for employment with the Company prior to relocation of employee's family and household.


Section 6.0 GENERAL PROVISIONS

6.1 Disputes. In the event of any dispute, controversy, or claim for damages arising under or in connection with this Agreement, including, but not limited to, claims for wages or compensation due; claims for breach of any contract or covenant (expressed or implied); tort claims; claims for discrimination; claims for benefits (except where an employee benefit or profit sharing plan specifies that its claims procedures shall culminate in an arbitration procedure) and claims for violation of any Federal, State or other governmental law, statute, regulation, or ordinance, except claims for workers' compensation or unemployment compensation benefits, Employee and Company mutually agree to in good faith consider the use of forms of alternative dispute resolution, including, but not limited to, arbitration and/or mediation.

6.2 Remedies. Any remedies which the Parties hereto may have pursuant to this Agreement or by law shall be cumulative. The Parties hereto agree that if a Party fails to comply with the terms and conditions hereof, the harm to the other Party may not be fully compensable in money damages, and accordingly, the Parties hereby agree that either Party may seek specific performance of any and all provisions hereafter to the full extent lawfully warranted or the enjoining of the breaching Party from continuing to commit any breach of the terms and conditions contained herein.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor of the Company ("Successor") and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. On Employee's written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Employee, assent to fulfillment by the such Successor of its obligations under this Agreement.

6.4 No Offsets. In no event shall any amount payable to Employee pursuant to this Agreement be reduced for purposes of offsetting either directly or indirectly any indebtedness or liability of Employee to the Company.

6.5 Severability. To the extent a provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding the foregoing, in the event that a provision of this Agreement is unenforceable, because it is overbroad, then such provision shall be limited to the extent necessary to make it enforceable under applicable law and enforced as so limited. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

6.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the Parties hereunder shall be governed by the substantive laws of the State of California (without regard to the conflict-of-laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of California if the parties are unable to agree to alternative dispute resolution as set forth at Section 6.1. Each of the Parties hereby consents to the exclusive jurisdiction of said courts for this purpose.

6.7 Waivers. No failure on the part of either Party to exercise, and no delay in exercising a right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of the right of any remedy granted hereby or by any related document or by law.

6.8 Modification. This Agreement may not be modified or amended except by written instruments signed by the Parties hereto.

6.9 Entire Agreement This Agreement constitutes the entire Agreement and understanding between the Parties hereto with respect to all the matters herein referenced and agreed upon.

6.10 Survival. The Parties expressly acknowledge and agree that the provisions of this Agreement which by their expressed or implied terms extend beyond the termination of Employee's employment hereunder, including, but without limitation, the obligations incurred under Sections 2.0, 3.0 and 4.0, shall continue in full force and effect notwithstanding the Employee's termination of employment hereunder or the termination of this Agreement respectively.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF the Company has caused this Agreement to be executed by its duly authorized Officer and Employee has executed this Agreement as of the day and year first above written:


                                          FAIR, ISAAC AND COMPANY, INC.

                                          BY: __________________________________
                                             ITS: ______________________________


                                          EMPLOYEE

                                          ______________________________________
                                          Thomas G. Grudnowski